EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Set forth below is a list of each of the subsidiaries of Smithfield Foods, Inc. (other than subsidiaries whose names have been omitted in accordance with Regulation S-K Item 601(21)(ii)) and their respective jurisdictions of organization.

                                                      JURISDICTION
          NAME OF SUBSIDIARY                         OF ORGANIZATION
          ------------------                         ---------------

         Brown's of Carolina, Inc.                    North Carolina

         Gwaltney of Smithfield, Ltd.                 Delaware

         John Morrell & Co.                           Delaware

         Lykes Meat Group, Inc.                       Delaware

         Patrick Cudahy Incorporated                  Delaware

         The Smithfield Packing
            Company, Incorporated                     Virginia